EXHIBIT 99.1

Shenandoah Telecommunications Company Reports First Quarter 2019 Results

Quarterly Operating Income Increased 47.9% to $24.8 million
Highest first quarter organic net growth in Wireless subscribers in Company history

EDINBURG, Va., May 09, 2019 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced strong first quarter results, reflecting continued revenue growth and significantly improved profitability. Wireless service revenue demonstrated solid growth driven by the net addition of 5,776 postpaid wireless customers and 8,516 prepaid wireless subscribers, including record gross activations for the Boost brand. Postpaid gross and net activations reached an all-time high as compared to any historical first quarter. Growth in the Cable Segment was bolstered primarily by continued increases in broadband subscribers.

First Quarter 2019 Highlights

  Operating revenue of $158.8 million grew 3.1%
  Operating income grew 47.9% to $24.8 million
  Net income of $13.9 million, or $0.28 per share
  Adjusted OIBDA of $73.0 million grew 6.3%
  Acquired  Big Sandy Broadband, Inc. ("Big Sandy"), adding approximately 4,800 revenue generating units

Please refer to our First Quarter 2019 Earnings Presentation Supplement available at https://investor.shentel.com/ for additional information, including matters that will be referenced during the Company’s conference call. Included in this release are certain non-GAAP financial measures that are not determined in accordance with U.S. generally accepted accounting principles. Please refer to page 7 for additional information for non-GAAP measures.

Results

Consolidated First Quarter 2019 Results

  Net income for the three months ended March 31, 2019 was $13.9 million, resulting in net income per share of $0.28, compared with $0.13 per share in the first quarter of 2018, reflecting an increase of approximately 115%.

  Operating revenue for the first quarter of 2019 was $158.8 million, representing a year-over-year increase of 3.1%, driven by strong subscriber growth in the Wireless and Cable segments.

  Operating expenses for the three months ended March 31, 2019 were $134.1 million, compared with $137.4 million for the equivalent quarter in the prior year primarily due to a decline in network costs for the Wireless segment attributable to repricing backhaul circuits and migrating voice traffic from traditional circuit-switched facilities to more cost effective VoIP facilities. The decrease was offset by higher costs for the Cable segment primarily due to our deployment of higher-speed data access packages and infrastructure investments necessary to support its growing cable and fiber networks.

  Operating income for the three months ended March 31, 2019 increased 47.9% to $24.8 million from $16.8 million in the prior year quarter.

  Adjusted OIBDA increased 6.3% to $73.0 million for the three months ended March 31, 2019, driven by subscriber growth in the Wireless and Cable segments.

Wireless

  Shentel served 800,952 wireless postpaid customers at March 31, 2019, an increase of 3.4% over 774,861 subscribers as of March 31, 2018. As of March 31, 2019, tablets and data devices were 9.8% of the postpaid base.

  Shentel served 267,220 wireless prepaid customers at March 31, 2019, an increase of 6.8% over 250,191 subscribers as of March 31, 2018.  First quarter prepaid churn was 4.14%, representing an improvement of 28 basis points compared with the prior year.

  Wireless operating revenue increased 2.5%, to $115.7 million for the three months ended March 31, 2019, compared with $112.8 million in the first quarter of 2018, primarily driven by a 3.4% increase in postpaid subscribers and a 6.8% increase in prepaid PCS subscribers.

  Wireless operating expenses decreased 5.5% in the first quarter of 2019 to $90.3 million, compared with $95.5 million for the three months ended March 31, 2018. This decrease was primarily due to a $2.9 million decrease in depreciation and amortization as a result of the retirement of assets acquired in the nTelos acquisition; a $1.3 million decrease in cost of goods sold as a result of decreased equipment costs; a $0.3 million decrease in cost of services due to the repricing of Wireless backhaul circuits to market rates and migrating Wireless voice traffic from traditional circuit-switched facilities to more cost effective VoIP facilities; and a $0.8 million decrease in selling, general and administrative due to a prior year reassessment of property taxes in West Virginia.

  Wireless Adjusted OIBDA for the three months ended March 31, 2019 increased 7.4% to $61.8 million, compared with $57.6 million for the three months ended March 31, 2018. Wireless Continuing OIBDA for the three months ended March 31, 2019 was $52.2 million, compared with $48.5 million for the three months ended March 31, 2018.

Cable

  Total Revenue Generating Units increased 4.5% in the first quarter of 2019 to 139,504 which includes the addition of approximately 4,800 Big Sandy subscribers, compared with 133,439 for the three months ended March 31, 2018.

  Cable operating revenue for the first quarter of 2019 was $33.7 million, representing a quarter over quarter increase of 6.3% compared with $31.7 million for the prior year first quarter. The increase was primarily attributable to increases in broadband and voice subscribers, higher video rates implemented to pass through programming cost increases, and customers selecting or upgrading to higher-speed data access packages.

  Cable operating expenses for the first quarter of 2019 were $28.0 million, a quarter over quarter increase of 7.0% compared with $26.2 million for the three months ended March 31, 2018. The increase was primarily due to our deployment of higher-speed data access packages and investments in infrastructure necessary to support the growth of the cable and fiber network.

  Cable Adjusted OIBDA for the three months ended March 31, 2019 was $12.1 million, compared with $11.7 million for the three months ended March 31, 2018.

Wireline

  Wireline operating revenue for the three months ended March 31, 2019 was $18.9 million, compared with $19.7 million for the prior year first quarter. The decrease in operating revenue was primarily attributable to repricing Wireless backhaul circuits to market rates and migrating Wireless voice traffic from traditional circuit-switched facilities to more cost effective VoIP facilities.

  Wireline operating expenses for the three months ended March 31, 2019 were $14.6 million, a quarter-over-quarter decrease of 2.5% compared with $14.9 million for the three months ended March 31, 2018. The decline in operating expenses was primarily attributable to a reduction in network costs.

  Wireline Adjusted OIBDA for the three months ended March 31, 2019 was $7.8 million, compared with $8.1 million for the prior year equivalent quarter.

“Shentel delivered solid first quarter results, building on the success we achieved in 2018. We achieved consolidated revenue growth, dramatically increased operating income, significantly improved profitability, and continued OIBDA growth in the first quarter,” said President and CEO Chris E. French, “We saw customer growth in all of our operating segments, highlighted by record customer additions in both our Wireless and Cable businesses.

“The investments we’ve made to improve the reliability and coverage of our network and to expand our base of stores have elevated brand recognition in the markets we serve, enabling us to attract new customers and drive growth in both our postpaid and prepaid customer base.  Our Cable segment continued to see increased RGUs and revenue as customers upgraded their service plans to accommodate a growing need for higher bandwidth. We were pleased to add the assets of Big Sandy Broadband, which expands our service area in Kentucky.  Shentel is well-positioned to continue to provide our customers with the best service in our expanding footprint and we look forward to driving continued growth as we move through 2019.”

Other Information

  Capital expenditures budgeted for 2019 have been updated to reflect the acquisition of Big Sandy and are expected to be approximately $149.5 million, including $64.1 million in the Wireless segment primarily for wireless network capacity improvements. In addition, $55.0 million is budgeted primarily to support growth in our Cable segment including new fiber routes and continuing investments in DOCSIS 3.1 upgrades, $20.5 million in Wireline projects including expansion of the fiber network, and $9.9 million primarily for IT and other miscellaneous projects.

  Capital expenditures were $44.4 million for the three months ended March 31, 2019 compared with $24.4 million in the comparable 2018 period.

  The Company expanded its Cable segment into the adjacent market of eastern Kentucky through the acquisition of Big Sandy on February 28, 2019.

  Outstanding debt at March 31, 2019 totaled $751.3 million, net of unamortized loan costs, compared to $770.2 million as of December 31, 2018.  During the quarter, the Company reduced debt $19.9 million, including a voluntary $15.0 million prepayment in addition to the scheduled quarterly payment.  As of March 31, 2019, no amounts were outstanding under the revolving line of credit. The total leverage ratio as of March 31, 2019 was 2.42.

Conference Call and Webcast

Teleconference Information:

Date: May 9, 2019
Time: 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 4992749

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through June 2, 2019 by calling (855) 859-2056.

About Shenandoah Telecommunications
Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, North Carolina, Kentucky, and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
Shenandoah Telecommunications Company
James F. Woodward
Senior Vice President, Finance and Chief Financial Officer
540-984-5990
Jim.Woodward@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
IMS Investor Relations
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Operating revenue:
Service revenue and other	$143,231	$136,559
Equipment revenue	15,612	17,579
Total operating revenue	158,843	154,138
Operating expenses:
Cost of services	49,518	49,342
Cost of goods sold	14,637	15,805
Selling, general and administrative	28,722	28,750
Depreciation and amortization	41,179	43,487
Total operating expenses	134,056	137,384
Operating income (loss)	24,787	16,754
Other income (expense):
Interest expense	(7,954)	(9,332)
Gain (loss) on investments, net	250	(32)
Non-operating income (loss), net	1,037	1,021
Income (loss) before income taxes	18,120	8,411
Income tax expense (benefit)	4,210	1,828
Net income (loss)	$13,910	$6,583

Net income (loss) per share, basic and diluted:
Basic net income (loss) per share	$0.28	$0.13
Diluted net income (loss) per share	$0.28	$0.13
Weighted average shares outstanding, basic	49,775	49,474
Weighted average shares outstanding, diluted	50,115	50,024

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2019	December 31, 2018

Cash and cash equivalents	$69,859	$85,086
Other current assets	117,926	125,116
Total current assets	187,785	210,202

Investments	11,274	10,788
Property, plant and equipment, net	701,980	701,359
Intangible assets, net	339,714	366,029
Goodwill	149,070	146,497
Operating lease assets	361,564	—
Deferred charges and other assets	48,325	49,891
Total assets	$1,799,712	$1,484,766

Total current liabilities	119,121	88,539
Long-term debt, less current maturities	726,970	749,624
Other liabilities	501,007	204,356
Total shareholders’ equity	452,614	442,247
Total liabilities and shareholders’ equity	$1,799,712	$1,484,766

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$13,910	$6,583
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	35,520	36,634
Amortization	5,659	6,853
Bad debt expense	367	369
Stock based compensation expense, net of amount capitalized	1,714	2,037
Waived management fee	9,628	9,048
Deferred income taxes	(3,378)	(3,684)
Other adjustments	(23)	705
Changes in assets and liabilities	(1,734)	2,315
Net cash provided by (used in) operating activities	$61,663	$60,860

Cash flows from investing activities:
Acquisition of property, plant and equipment	$(44,420)	$(24,382)
Cash disbursed for acquisition, net of cash acquired	(10,000)	(52,000)
Proceeds from sale of assets	53	263
Cash distributions (contributions) from investments and other	(8)	1
Net cash provided by (used in) investing activities	$(54,375)	$(76,118)

Cash flows from financing activities:
Principal payments on long-term debt	$(19,889)	$(12,125)
Proceeds from revolving credit facility borrowings	—	15,000
Principal payments on revolving credit facility	—	(15,000)
Proceeds from exercises of stock option	72	—
Taxes paid for equity award issuances	(2,698)	(1,754)
Net cash provided by (used in) financing activities	$(22,515)	$(13,879)
Net increase (decrease) in cash and cash equivalents	$(15,227)	$(29,137)
Cash and cash equivalents, beginning of period	85,086	78,585
Cash and cash equivalents, end of period	$69,859	$49,448

Non-GAAP Financial Measures
In managing our business and assessing our financial performance, management supplements the information provided by the financial statement measures prepared in accordance with GAAP with Adjusted OIBDA and Continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; actuarial gains and losses on pension and other post-retirement benefit plans; and share-based compensation expense, amortization of deferred contract costs, and adjusted to include the benefit received from the waived management fee by Sprint. Continuing OIBDA is defined as Adjusted OIBDA, less the benefit received from the waived management fee by Sprint. Adjusted OIBDA and Continuing OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that Adjusted OIBDA and Continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use Adjusted OIBDA and Continuing OIBDA as supplemental performance measures because management believes these measures facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of our peers and other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report Adjusted OIBDA and Continuing OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes Adjusted OIBDA and Continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that Adjusted OIBDA and Continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and Continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include, but are not limited to, the following:

  they do not reflect capital expenditures;
  they do not reflect the impacts of non-cash amortization of deferred contract costs;
  many of the assets being depreciated and amortized will have to be replaced in the future and Adjusted and Continuing OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
  they do not reflect gains, losses or dividends on investments;
  they do not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate Adjusted and Continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers Adjusted OIBDA and Continuing OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following tables reconcile Adjusted OIBDA and Continuing OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the first quarter 2019 and 2018:

Adjusted OIBDA and Continuing OIBDA

Three Months Ended March 31, 2019
(in thousands)		Wireless		Cable		Wireline		Other		Consolidated
Operating income		$25,337		$5,703		$4,346		$(10,599)		$24,787
Non-cash amortization of deferred contract costs		(4,211)		(237)		(64)		(2)		(4,514)
Depreciation and amortization		31,050		6,458		3,533		138		41,179
Share-based compensation expense		—		—		—		1,714		1,714
Benefit received from the waived management fee (1)		9,628		—		—		—		9,628
Actuarial (gains) losses on pension plans		—		—		—		(38)		(38)
Other		19		136		—		65		220
Adjusted OIBDA		61,823		12,060		7,815		(8,722)		72,976
Waived management fee		(9,628)		—		—		—		(9,628)
Continuing OIBDA	$	52,195	$	12,060	$	7,815	$	(8,722)	$	63,348

Three Months Ended March 31, 2018
(in thousands)		Wireless		Cable		Wireline		Other	Consolidated
Operating income		$17,267		$5,527		$4,772		$(10,812)	$16,754
Non-cash amortization of deferred contract costs		(2,760)		141		(35)		—	(2,654)
Depreciation and amortization		33,925		6,024		3,394		144	43,487
Share-based compensation expense		—		—		—		2,037	2,037
Benefit received from the waived management fee (1)		9,048		—		—		—	9,048
Actuarial (gains) losses on pension plans		—		—		—		(82)	(82)
Other		81		—		—		—	81
Adjusted OIBDA		57,561		11,692		8,131		(8,713)	68,671
Waived management fee		(9,048)		—		—		—	(9,048)
Continuing OIBDA	$	48,513	$	11,692	$	8,131	$	(8,713)	$59,623

_______________________________________________________

  Under our amended affiliate agreement, Sprint agreed to waive the Management Fees charged on both postpaid and prepaid revenue, up to $4.2 million per month, until the total amount waived reaches approximately $255.6 million, which is expected to occur in 2022.

Segment Results

Three Months Ended March 31, 2019
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue

Service revenue	$97,075	$29,705	$5,485	$—	$—	$132,265
Equipment revenue	15,291	270	51	—	—	15,612
Other	2,018	2,265	6,683	—	—	10,966
Total external revenue	114,384	32,240	12,219	—	—	158,843
Internal revenue	1,270	1,469	6,690	—	(9,429)	—
Total operating revenue	115,654	33,709	18,909	—	(9,429)	158,843
Operating expenses
Cost of services	33,478	15,647	9,151	—	(8,758)	49,518
Cost of goods sold	14,427	175	36	—	(1)	14,637
Selling, general and administrative	11,362	5,726	1,843	10,461	(670)	28,722
Depreciation and amortization	31,050	6,458	3,533	138	—	41,179
Total operating expenses	90,317	28,006	14,563	10,599	(9,429)	134,056
Operating income (loss)	$25,337	$5,703	$4,346	$(10,599)	$—	$24,787

Three Months Ended March 31, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenue

Service revenue	$92,165	$28,471	$5,308	$—	$—	$125,944
Equipment revenue	17,374	159	46	—	—	17,579
Other	2,026	2,050	6,539	—	—	10,615
Total external revenue	111,565	30,680	11,893	—	—	154,138
Internal revenue	1,239	1,031	7,814	—	(10,084)	—
Total operating revenue	112,804	31,711	19,707	—	(10,084)	154,138
Operating expenses
Cost of services	33,750	15,156	9,802	—	(9,366)	49,342
Cost of goods sold	15,727	56	22	—	—	15,805
Selling, general and administrative	12,135	4,948	1,717	10,668	(718)	28,750
Depreciation and amortization	33,925	6,024	3,394	144	—	43,487
Total operating expenses	95,537	26,184	14,935	10,812	(10,084)	137,384
Operating income (loss)	$17,267	$5,527	$4,772	$(10,812)	$—	$16,754

Supplemental Information

Subscriber Statistics

The following table indicates selected operating statistics of Wireless, including Sprint subscribers:

	March 31, 2019 (2)	March 31, 2018 (2)
Postpaid:
Retail PCS subscribers - postpaid	800,952	774,861
Gross PCS subscriber additions - postpaid	50,847	43,077
Net PCS subscriber additions (losses) - postpaid (3)	5,776	38,264
PCS average monthly retail churn % - postpaid	1.89%	1.89%
Prepaid:
Retail PCS subscribers - prepaid	267,220	250,191
Gross PCS subscriber additions - prepaid	40,979	40,111
Net PCS subscriber additions (losses) - prepaid (4)	8,516	24,369
PCS average monthly retail churn % - prepaid	4.14%	4.42%

PCS market POPS (000) (1)	7,023	7,023
PCS covered POPS (000) (1)	6,261	5,889
CDMA base stations (sites)	1,874	1,742
Towers owned	211	193
Non-affiliate cell site leases	195	192

_______________________________________________________

  "POPS" refers to the estimated population of a given geographic area. Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreement, and Covered POPS are those covered by our network. The data source for POPS is U.S. census data.
  Beginning February 1, 2018 includes Richmond Expansion Area except for gross PCS subscriber additions.
  March 31, 2018 Net PCS subscriber additions - postpaid were a loss of 79, excluding the acquisition of the expansion area on February 1, 2018.
  March 31, 2018 Net PCS subscriber additions - prepaid were 8,678, excluding the acquisition of the expansion area on February 1, 2018.

The subscriber stats above, excluding gross additions, include the Richmond Expansion Area as follows:

February 1, 2018
Expansion Area
PCS subscribers - postpaid	38,343
PCS subscribers - prepaid	15,691
Acquired PCS market POPS (000)	1,082
Acquired PCS covered POPS (000)	602
Acquired CDMA base stations (sites)	105

The following table indicates selected operating statistics of Cable:

	March 31, 2019 (8)	March 31, 2018
Homes passed (1)	189,613	184,975
Customer relationships (2)
Video users	42,752	43,264
Non-video customers	41,107	35,133
Total customer relationships	83,859	78,397
Video
Customers (3)	44,119	45,555
Penetration (4)	23.3%	24.6%
Digital video penetration (5)	85.7%	75.8%
Broadband
Users (3)	71,549	65,141
Penetration (4)	37.7%	35.2%
Voice
Users (3)	23,836	22,743
Penetration (4)	12.6%	12.3%
Total revenue generating units (6)	139,504	133,439
Fiber route miles	3,629	3,371
Total fiber miles (7)	141,230	124,701
Average revenue generating units	136,911	132,865

_______________________________________________________

  Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information. Homes passed have access to video, broadband and voice services.
  Customer relationships represent the number of billed customers who receive at least one of our services.
  Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
  Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
  Digital video penetration is calculated by dividing the number of digital video users by total video users. Digital video users are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video user.
  Revenue generating units are the sum of video, voice and broadband users.
  Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.
  Beginning February 28, 2019, includes approximately 4,800 subscribers from the Big Sandy acquisition.

The following table includes selected operating statistics of the Wireline operations:

	March 31, 2019	March 31, 2018
Long distance subscribers	9,623	8,980
Video customers (1)	4,656	4,912
Broadband customers	14,588	14,695
Fiber route miles	2,170	2,078
Total fiber miles (2)	162,281	155,188

_______________________________________________________

  Wireline’s video service passes approximately 16,500 homes.
  Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.